Exhibit 99.5

COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV

CNPJ [National Taxpayer’s Registry] No. 02.808.708/0001-07

NIRE [Corporate Registration Identification Number] 35.300.157.770

A Publicly Held Company

FISCAL COUNCIL OPINION

The members of the Fiscal Council of Companhia de Bebidas das Américas - AmBev (“Company”), in the exercise of the responsibilities conferred to them under paragraph 3 of Section 31 of the Company’s By-laws and by item III of Section 163 of Law n. 6,404/76, examined the stock swap merger (the “Stock Swap Merger”) proposal of the Company with Ambev S.A. (Brazilian National Taxpayer’s Registry CNPJ/MF nº 07.526.557/0001-00), pursuant to the terms of a draft Protocol and Justification and a valuation report relating to all of the Company shares not held by Ambev S.A. that was prepared by APSIS Consultoria Empresarial Ltda. (Brazilian National Taxpayer’s Registry CNPJ/MF no. 27.281.922/0001-70) to support the resulting capital increase of Ambev S.A., and, based on the analysis and clarifications provided by the Company’s officers, opined favorably on the approval of the Stock Swap Merger, pursuant to the terms set forth in the Protocol and Justification, by the Company’s shareholders at an Extraordinary General Shareholders’ Meeting of the Company.

São Paulo, May 10, 2013.

/s/ Celso Clemente Giacometti	/s/ James Terence Coulter Wright
Celso Clemente Giacometti	James Terence Coulter Wright

/s/ Mário Fernando Engelke
Mário Fernando Engelke

Additional Information and Where to Find It:

This document is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell any shares or other securities of Ambev S.A. or the Company nor a solicitation of any proxy, vote or approval. The proposed Stock Swap Merger of Ambev S.A. with the Company described in this document will be submitted to a vote of the shareholders of those companies at separate shareholders’ meetings of each of them.

The distribution of new common shares (including in the form of American Depositary Shares (“ADSs”)) of Ambev S.A. to holders of the Company’s shares and ADSs will be made only pursuant to an effective registration statement that Ambev S.A. intends to file with the U.S. Securities and Exchange Commission (the “Commission”). In connection with the Stock Swap Merger, Ambev S.A. plans to file with the Commission (i) one or more registration statements on Form F-4 containing a prospectus that will be mailed to holders of ADSs of the Company and (ii) other documents regarding the proposed Stock Swap Merger. Investors and security holders of the Company are urged to carefully read these materials and the definitive versions thereof, as well as any other relevant documents filed with the Commission as they become available because they will contain important information about Ambev S.A., the Company and the proposed Stock Swap Merger. Investors and security holders will be able to obtain the documents filed with the Commission regarding the proposed Stock Swap Merger, when available, free of charge on the Commission’s website at www.sec.gov or from the Company.